Exhibit 5.1

July 1, 2011

ValueVision Media, Inc.

6740 Shady Oak Road

Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

We have acted as counsel to ValueVision Media, Inc., a Minnesota corporation (the “Company”), in connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to an offering of 675,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Company, to be issued pursuant to that certain (i) Option Agreements between the Registrant and G. Robert Ayd dated as of February 1, 2010 for an aggregate of 350,000 Shares; (ii) Option Agreement between the Registrant and Rodney Ghormley dated as of March 8, 2010 for 50,000 Shares; (iii) Option Agreement between the Registrant and Scott Garozzo dated as of April 26, 2010 for 25,000 Shares; (iv) Option Agreement between the Registrant and Tom Long dated as of June 10, 2010 for 25,000 Shares; (v) Option Agreement between the Registrant and Stephanie Juaire dated as of June 17, 2010 for 25,000 Shares; (vi) Option Agreement between the Registrant and David Balliet dated as of October 4, 2010 for 50,000 Shares; (vii) Option Agreement between the Registrant and Annette Repasch dated as of May 2, 2011 for 100,000 Shares; and (viii) Option Agreement between the Registrant and Nathan Martin dated as of June 6, 2011 for 50,000 Shares. We have examined such corporate records and other documents, including the Registration Statement and the form of the Option Agreement used in each of the transactions mentioned above, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement and the Option Agreements listed in clauses (i) – (viii) above, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

In rendering the opinions set forth above, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, Faegre & Benson LLP

/s/ Jonathan R. Zimmerman
By: Jonathan R. Zimmerman